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                                                                Exhibit 99.13(a)

                   EXHIBIT 13: ILLUSTRATION SAMPLE CALCULATION

ILLUSTRATED CONTRACT ASSUMPTIONS
Female Issue Age 65 Standard Non-Tobacco, $69,417 Face Amount, $30,000.00 initial Payment

Current cost of insurance rates, 12% Hypothetical Gross Investment Return ("Gross Return")

Sample calculation is for the beginning of contract year 5.

BEGINNING OF PERIOD ACCOUNT VALUE
Account Value start of period = Account Value end of prior period + additional Payments
                              = 41,781.86 + 0.00
                              = 41,781.86

MONTHLY DEDUCTION
Annual Fee = $30.00

Cost of Insurance = Account Value multiplied by Annual asset-based COI charge divided by 12
                  = (41,781.86 - 30.00) * 0.45% / 12
                  = 15.66

Monthly Deduction = Cost of Insurance + Cost of Optional Benefits + Annual Fee
                  = 15.66 + 0.00 + 30.00
                  = 45.66

CALCULATING THE ANNUAL NET SUB-ACCOUNT YIELD
Separate Account Expense Charge: The annual equivalent charge ("SA Charge") is the value that satisfies the equation

     1 + Gross Return - Assumed Asset Charge(1) - SA Charge = [(1 + Gross Return
- Assumed Asset Charge)^(1/365) - (nominal Separate Account Expense Charge /
365)]^365

or

     1+ .12 - .0099 - SA Charge = [(1 + .12 - .0099)^(1/365) - .0165 / 365]^365
giving

     SA Charge = 1.8162%

Annual Net Sub-Account Yield = Hypothetical Gross Investment Return - Assumed Asset Charge - SA Charge

                        = 12.00% - 0.99% - 1.8162%
                        = 9.1938%

     (1) Asset charges vary by sub-account, and the Unit Value for each sub-account will be reduced using the actual asset charge for that sub-account. The Assumed Asset Charge used in illustrations is the arithmetic average of the actual asset charges for each of the offered sub-accounts.

INVESTMENT RETURN
Investment Return = (Beginning Account Value - Monthly Deduction ) * [(1+Annual Net Sub-Account Yield)^(1/12)-1]
                  = (41,781.86 - 45.66) * [(1.091938)^(1/12) - 1]
                  = 307.03

ENDING POLICY VALUES
Ending Account Value = Beginning Account Value - Monthly Deduction + Investment Return
                     = 41,781.86 - 45.66 + 307.03
                     = 42,043.23

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Surrender Charge = Initial Payment * Current Year Percentage
                 = 30,000 * 7.25%
                 = 2,175.00

Cash Value = Account Value less Surrender Charge
           = 42,043.23 - 2,175.00
           = 39,868.23

Death Benefit = larger of Face Amount and Account Value multiplied by Corridor Factor
              = larger of 69,417 and (42043.23 * 120%)
              = 69,417

INTERIM VALUES FOR ALL MONTHS IN CONTRACT YEAR 5

              MONTHLY      INVESTMENT     ACCOUNT        CASH       DEATH
 MONTH       DEDUCTION       RETURN        VALUE        VALUE      BENEFIT
------       ----------    ----------    ---------    ---------    -------
   1            45.66         307.03     42,043.23    39,868.23    69,417
   2            15.77         309.17     42,336.63    40,161.63    69,417
   3            15.88         311.33     42,632.08    40,457.08    69,417
   4            15.99         313.50     42,929.59    40,754.59    69,417
   5            16.10         315.69     43,229.18    41,054.18    69,417
   6            16.21         317.89     43,530.86    41,355.86    69,417
   7            16.32         320.11     43,834.65    41,659.65    69,417
   8            16.44         322.35     44,140.56    41,965.56    69,417
   9            16.55         324.60     44,448.61    42,273.61    69,417
   10           16.67         326.86     44,758.80    42,583.80    69,417
   11           16.78         329.14     45,071.16    42,896.16    69,417
   12           16.90         331.44     45,385.70    43,210.70    69,417